(d)(5)(iv)
October 15, 2007
David Makowicz
Chief Operating Officer
ING Clarion Real Estate Securities L.P.
259 North Radnor-Chester Road
Suite 205
Radnor, PA 19087
Dear Mr. Makowicz:
     Pursuant to the Sub-Advisory Agreement dated September 23, 2002 between ING Investments, LLC and ING Clarion Real Estate Securities L.P., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Asia-Pacific Real Estate Fund and ING European Real Estate Fund, each a newly established series of ING Mutual Funds (each a “Fund,” collectively, the “Funds”), effective October 15, 2007, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Funds to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-adviser fee indicated for the Funds, is attached hereto.
     In addition, the services of the Sub-Adviser to each Fund are deemed to be exclusive for two years, commencing on the effective date of this Agreement. During the term of this provision Sub-Adviser shall not provide advisory, sub-advisory or similar services to any investment company that is managed in the same style as the Funds. This provision is not intended to limit Sub-Adviser’s ability to provide advisory services to the Funds.
     Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

By:

Name:

Title:

ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Clarion Real Estate Securities L.P.
By:
Name:

Title:	, Duly Authorized

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments,LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com

AMENDED SCHEDULE A
with respect to the
SUB-ADVISORY AGREEMENT
between
ING INVESTMENTS, LLC
and
ING CLARION REAL ESTATE SECURITIES L.P.

Series	Annual Sub-Adviser Fee
(as a percentage of average daily net assets)
ING Asia-Pacific Real Estate Fund	0.50% on the first $250 million of assets
0.45% on the next $250 million of assets
0.40% thereafter

ING European Real Estate Fund	0.50% on the first $250 million of assets
0.45% on the next $250 million of assets
0.40% thereafter

ING Global Real Estate Fund	0.40% on the first $250 million of assets
0.375% on the next $250 million of assets
0.35% thereafter

ING International Real Estate Fund	0.50% on the first $250 million of assets
0.45% on the next $250 million of assets
0.40% thereafter